Exhibit 3.11

State of Delaware Secretary of State Division of Corporations Delivered 01:03 PM 02/26/2010 FILED 12:50 PM 02/26/2010 SRV 100217578 – 3495631 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Johnson Diversey Puerto Rico, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Johnson Diversey Puerto Rico, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation is Diversey Puerto Rico, Inc. (the “Corporation”).

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on March 1, 2010.

IN WITNESS WHEREOF, said Board of Directors has caused this certificate to be signed by Andrew J. Warren, its Vice President, this 17th day of February, 2010.

JOHNSON DIVERSEY PUERTO RICO, INC.

By	/s/ Andrew F. Warren
Vice President